UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 24, 2006

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

        On July 24, 2006, the Compensation Committee of the Board of Directors of Cintas Corporation adopted an Executive Incentive Plan which establishes financial and strategic criteria to be used in establishing bonus and equity award grants for each fiscal year beginning with fiscal year 2007. The Plan applies to all executive officers of Cintas other than Richard T. Farmer, Robert J. Kohlhepp and Scott D. Farmer.

        Under the Plan, each Executive Officer will receive a base salary and will be eligible for a cash and long term equity incentive bonus. The cash and long term equity incentive bonus will be based on the achievement of targeted earnings per share growth and individual goals linked to the Executive Officer’s individual area of responsibility. The Company will establish a targeted bonus for each Executive Officer. If the Company meets the targeted earnings per share growth and the Executive Officer achieves his or her individual goals, the Executive Officer will receive the targeted bonus amount. This amount can increase to up to 200% or decrease to 50% of the targeted bonus depending on the extent to which the earnings per share and individual goals are achieved. If the goals up to a certain level are not met, no bonus will be paid. The bonuses will be paid in cash and Cintas restricted stock and non-qualified stock options. Restricted stock and non-qualified stock options to be awarded to these executives will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

        On July 24, 2006, the Compensation Committee of the Board of Directors of Cintas Corporation approved a compensation arrangement for Scott D. Farmer. Under the arrangement, Mr. Farmer will receive a base salary and be eligible for a cash bonus in each fiscal year beginning with fiscal 2007. The bonus would be based on the achievement of targeted earnings per share growth and sales growth and other performance goals outlined by the compensation Committee. If Cintas meets the targeted growth and earnings per share and sales and the other key performance indicators, Mr. Farmer will receive the target bonus amount. The bonus can increase to up to 189% or decrease to 7% of the targeted bonus, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no bonus will be paid.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of New Director

        On July 25, 2006, the Registrant announced that its Board of Directors elected Gerald S. Adolph to the Board effective July 25, 2006. Upon his election, Mr. Adolph was appointed as a member of the Registrant’s Nominating and Corporate Governance Committee. A copy of the press release issued by the Registrant relating thereto is furnished herewith as Exhibit 99.1

Item 8.01   Other Events.

        On July 25, 2006, the Registrant's Board of Directors authorized the expenditure of up to $500,000,000 to acquire Cintas Common Stock at market prices. The number of shares to be repurchased and the timing of purchases will be at the discretion of the Company’s management. A copy of the press release issued by the Registrant relating to this matter is attached as Exhibit 99.2.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

99.1 99.2	Press Release dated July 25, 2006, relating to the election of Gerald S. Adolph to the Board of Directors. Press Release dated July 26, 2006, relating to the Company’s stock repurchase program.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 27, 2006	CINTAS CORPORATION BY: /s/ Thomas E. Frooman —————————— Thomas E. Frooman Vice President and Secretary, General Counsel